Exhibit 10.101

Amendment #1 to Employment Agreement
To Comply with the Provisions of Section 409A of the Internal Revenue Code

Jean-François Grollemund

This Amendment #1 to Employment Agreement (this “Amendment #1”) is entered into as of December 15, 2008, by and between Jean-François Grollemund (“Employee”) and Activision Blizzard, Inc. (“Employer”).  All capitalized terms shall have the same meaning set forth in the Employment Agreement (as defined below).

RECITALS:

Employee and Employer entered into an Employment Agreement dated as of July 16, 2008 (the “Employment Agreement”).

Employee and Employer desire to amend the Employment Agreement in certain respects as set forth herein in order to comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended.

AGREEMENT:

The parties hereby agree to amend the terms of the Employment Agreement as follows:

1.                                 Termination by the Employer without Cause of by you for Good Reason.  The Employment Agreement is hereby amended to delete clauses (ii) through (vi) of Section 11(c) in their entirety and replace them with new clauses (ii) through (v) to read as follows:

(ii)                                        You shall receive payment of an amount equal to the Base Salary (at the rate in effect on the Termination Date) that you would have received had you remained employed through the last day of the Term, which amount shall be paid in equal installments commencing on the first payroll date following the 60th day following the Termination Date in accordance with the Employer’s payroll practices in effect on the Termination Date; provided that you shall receive any installments relating to the 60 day period following the Termination Date in a lump sum on the first payroll date following the 60th day following the Termination Date.

(iii)                                     You shall receive payment of the Bonus Severance in a lump sum at the same time as bonuses are paid to senior executives, but in no event later than the 15th day of the third month of the year following the fiscal year in which the Termination Date occurs.

(iv)                                    Notwithstanding any provision of the applicable Equity Award Agreement to the contrary (including, without limitation, Sections 3 and 21 of the Notice of Restricted Share Unit Award), all outstanding and unvested RSUs, along with any other outstanding and unvested Equity Awards, shall immediately vest and, if applicable, become exercisable in full, as of the 60th day following the Termination Date.  The vested RSUs (including those vesting in accordance with the prior sentence) shall be paid immediately upon vesting.

(v)                                       Payment of the Base Salary continuation, the Bonus Severance and the vesting of the Equity Awards pursuant to this Section 11(c) are conditioned upon your execution of a waiver and release in a form prepared by Employer and that release becoming effective and irrevocable in its entirety within 60 days of the Termination Date.  Unless otherwise provided by the Employer, if the release does not become effective and irrevocable on or prior to the 60th day following the Termination Date, you shall not be entitled to any payments or benefits pursuant to this Section 11(c) other than the Basic Severance.

2.                                 Section 409A:  Section 12(s) of the Employment Agreement is hereby deleted in its entirety and replaced with a new Section 12(s) to read as follows:  To the extent applicable, it is intended that the Agreement comply with the provisions of Section 409A.  The Agreement will be administered and interpreted in a manner consistent with this intent, and any provision that would cause the Agreement to fail to satisfy Section 409A will have no force and effect until amended to comply therewith (which amendment may be retroactive to the extent permitted by Section 409A).  Notwithstanding anything contained herein to the contrary, you shall not be considered to have terminated employment with Employer for purposes of the Agreement and no payments shall be due to you under the Agreement which are payable upon your termination of employment unless you would be considered to have incurred a “separation from service” from Employer within the meaning of Section 409A.  To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Agreement during the six-month period immediately following your termination of employment shall instead be paid on the first business day after the date that is six months following your termination of employment (or upon your death, if earlier).  In addition, for purposes of the Agreement, each amount to be paid or benefit to be provided to you pursuant to the Employment Agreement shall be construed as a separate identified payment for purposes of Section 409A.  With respect to expenses eligible for reimbursement under the terms of the Agreement, (i) the amount of such expenses eligible for reimbursement in any taxable year shall not affect the expenses eligible for reimbursement in another taxable year and (ii) any reimbursements of such expenses shall be made no later than the end of the calendar year following the calendar year in which the related expenses were incurred, except, in each case, to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A; provided, however, that with respect to any reimbursements for any taxes to which you become entitled under the terms of the Agreement, the payment of such reimbursements shall be made by Employer no later than the end of the calendar year following the calendar year in which you remit the related taxes.

3.                                 Section 280G:  Section 12(t) of the Employment Agreement is hereby amended to add a new sentence immediately following the first sentence of Section 12(t) to read as follows:  To the extent the aggregate of the amounts constituting the parachute payments are required to be so reduced, the amounts provided under Section 11 of this Agreement shall be reduced (if necessary, to zero) with amounts that are payable first reduced first; provided, however, that in all events the payments provided under Section 11 of this Agreement which are not subject to Section 409A shall be reduced first.

Except as specifically set forth in this Amendment #1, the Employment Agreement shall remain unmodified and in full force and effect.  If any term or provision of the Employment Agreement is contradictory to, or inconsistent with, any term or provision of this Amendment #1, then the terms and provisions of this Amendment #1 shall in all events control.

AGREED AND ACCEPTED:

Employee:		Employer:

Activision Blizzard, Inc.

/s/ Jean-François Grollemund		By:	/s/ George L. Rose

Jean-François Grollemund		Name:	George L. Rose
Date:	11/18/08	Title:	Chief Legal Officer
		Date:	12/12/08